  Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-269095

ROTH CH ACQUISITION IV CO.
888 San Clemente Drive, Suite 400
Newport Beach, CA 92660

Proxy Statement/Prospectus Supplement

May 19, 2023

To the stockholders of ROTH CH ACQUISITION IV CO.:

This is a supplement (this “Supplement”) to the proxy statement/prospectus of Roth CH Acquisition IV Co. (the “Company,” “ROCG,” “we,” “us” or “our”), dated April 26, 2023 (the “Proxy Statement/Prospectus), that was sent to you in connection with the Company’s special meeting to consider and vote upon a proposal, among others, to approve and adopt the Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among ROCG, Roth IV Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ROCG (“Merger Sub”), and Tigo Energy, Inc., a Delaware corporation (“Tigo”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus.

The purpose of this Supplement is to modify information in the Proxy Statement/Prospectus related to the management of the Combined Company following the consummation of the Business Combination and provide information on the Second Amendment to the Merger Agreement.

This Supplement modifies, supersedes and/or supplements, in part, the information in the Proxy Statement/Prospectus relevant to the applicable topics and is not complete without, and may not be delivered or utilized except in combination with, the Proxy Statement/Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement. Please keep this Supplement with the Proxy Statement/Prospectus for future reference.

Unless otherwise specified, page and section references listed below are references to pages and sections, respectively, in the Proxy Statement/Prospectus, not this Supplement. Any change noted in this Supplement shall apply equally and modifies, supersedes and/or supplements such similar disclosure anywhere it appears in the Proxy Statement/Prospectus irrespective of whether it is reproduced in this Supplement.

Investing in ROCG’s securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 33 of the Proxy Statement/Prospectus, for a discussion of information that should be considered in connection with an investment of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of ROCG common stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus supplement is dated May 19, 2023.

This Supplement should be read in conjunction with the Proxy Statement/Prospectus, which should be read carefully and in its entirety.

Proxy Statement/Prospectus Supplement

Update to Management of the Combined Company Following the Business Combination

The following is intended to provide information regarding Tigo’s Chief Operating Officer, Jeffery Sullivan, who is expected to serve as the Chief Operating Officer of the Combined Company following the consummation of the Business Combination. On May 15, 2023, Tigo hired Jeffery Sullivan, age 51, to serve as its Chief Operating Officer. Effective as of May 15, 2023, Anita Chang transitioned out of the role of Chief Operating Officer of Tigo and will remain employed by Tigo in a different capacity.

Jeffrey Sullivan Upon the completion of the Business Combination, Mr. Sullivan will serve as the Chief Operating Officer of the Combined Company. Mr. Sullivan currently serves as the Chief Operating Officer of Tigo, a position he has held since May 2023. Before joining Tigo, Mr. Sullivan founded eVolocity Systems, Inc. in April 2022 where he served as Chief Executive Officer until May 2023. Prior to that, he served as the Vice President of Analytical Services at Covalent Metrology from February 2019 to May 2022. From January 2018 to February 2019, Mr. Sullivan served as the Senior Vice President of Operations at Qylur Intelligent Systems. Earlier in his career, Mr. Sullivan held leadership roles at General Electric Company from November 2010 to February 2017.

Upon consummation of the Business Combination, the Combined Company expects to enter into an indemnification agreement with Mr. Sullivan, in substantially the form of the indemnification agreements entered into with the Combined Company’s other directors and officers. The indemnification agreement will require the Combined Company to indemnify Mr. Sullivan to the fullest extent permitted by Delaware law.

As of the date of this Supplement, Mr. Sullivan beneficially owns no shares of the Combined Company and has no outstanding equity awards.

END OF Proxy Statement/Prospectus Supplement

Forward-Looking Statements

Certain statements made in this Supplement are “forward looking statements.” Statements regarding the potential Business Combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

The forward-looking statements contained in this Supplement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in the proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

This Supplement relates to the proposed business combination between Tigo Energy, Inc. (“Tigo”) and Roth CH Acquisition IV Co. (“Roth”) (the “Business Combination”). In connection with the Business Combination, Roth filed a registration statement, includes a preliminary proxy statement/prospectus, with the SEC. The registration statement was declared effective on April 26, 2023 and ROCG filed its proxy statement/prospectus with the SEC on April 26, 2023. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TIGO, ROTH, THE BUSINESS COMBINATION AND RELATED MATTERS. The documents filed or that will be filed with the SEC relating to the Business Combination (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Roth upon written request at Roth CH Acquisition IV Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA, 92660.

Participants in Solicitation

Roth, Tigo, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Business Combination under the rules of the SEC. Information about Roth’s directors and executive officers and their ownership of Roth’s securities is set forth in filings with the SEC, including Roth’s Annual Report on Form 10-K filed with the SEC March 31, 2023. To the extent that holdings of Roth’s securities have changed since the amounts included in Roth’s Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Changes in Ownership on Form 4 filed with the SEC. Additional information regarding the participants will also be included in the proxy statement/prospectus, when it becomes available. When available, these documents can be obtained free of charge from the sources indicated above.